Exhibit 10.5

PG&E CORPORATION
2021 LONG-TERM INCENTIVE PLAN
PERFORMANCE SHARE UNIT AWARD
PG&E CORPORATION, a California corporation, hereby grants Performance Share Units (the “Performance Share Units”) to the Recipient named below (sometimes referred to as “you”). The Performance Share Units have been granted under the PG&E Corporation 2021 Long-Term Incentive Plan, as amended (the “LTIP”). The terms and conditions of the Performance Share Units are set forth in this cover sheet and the attached Performance Share Unit Agreement (the “Agreement”).
Date of Grant:     <Award Date>
Name of Recipient:     <First_Name> <Last_Name>
Recipient’s Participant ID:     <Emp_Id>
Number of Performance Share Units:    <shares_awarded>

By accepting this Award, you agree to all of the terms and conditions described in the attached Agreement. You and PG&E Corporation agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of the attached Agreement. You are also acknowledging receipt of this Award, the attached Agreement, and a copy of the prospectus describing the LTIP and the Performance Share Units, dated < date >.

Attachment

PG&E CORPORATION
2021 LONG-TERM INCENTIVE PLAN
PERFORMANCE SHARE UNIT AGREEMENT

The LTIP and Other Agreements
This Agreement and the above cover sheet constitute the entire understanding between you and PG&E Corporation regarding the Performance Share Units, subject to the terms of the LTIP. Any prior agreements, commitments or negotiations are superseded. In the event of any conflict or inconsistency between the provisions of this Agreement or the above cover sheet and the LTIP, the LTIP will govern. Capitalized terms that are not defined in this Agreement or the above cover sheet are defined in the LTIP. In the event of any conflict between the provisions of this Agreement or the above cover sheet and the PG&E Corporation 2012 Officer Severance Policy, this Agreement or the above cover sheet will govern, as applicable. For purposes of this Agreement, employment or Service with PG&E Corporation means employment or Service with any member of the Participating Company Group. The LTIP provides the Committee with sole discretion to set and adjust the performance measures and targets and to determine and adjust the payment amount with respect to the settlement of any Performance Share Units, including adjustments to account for individual performance, rules and regulations promulgated by the California Public Utilities Commission (the “CPUC”) or other applicable regulators, or any material events impacting PG&E Corporation or any of its Affiliates.

Grant of Performance Share Units
PG&E Corporation grants you the number of Performance Share Units shown on the cover sheet of this Agreement. The Performance Share Units are subject to the terms and conditions of this Agreement and the LTIP.

Vesting of Performance Share Units
As long as you remain in continued Service with PG&E Corporation, the Performance Share Units will vest upon the third anniversary of the Date of Grant specified on the cover sheet (the “Vesting Date”), in all cases subject to any requirements that Awards be held for at least three years following the Date of Grant. Except as described below, all Performance Share Units that have not vested will be cancelled upon termination of your Service.

Settlement in Shares/Performance Goals
Vested Performance Share Units will be settled in shares of PG&E Corporation common stock, subject to the satisfaction of Withholding Taxes, as described below. The number of shares you are entitled to receive will be calculated by multiplying the number of vested Performance Share Units by the “payout percentage” determined as follows during the three-year performance period from <date> through <date> (“Performance Period”) (except as set forth elsewhere in this Agreement), rounded to the nearest whole number.

The percentage payout with respect to the Performance Share Units will be based on <description of performance goals (measures, targets, including percent allocation between measure categories)> (as described in Exhibit A).
Subject to rounding considerations, for each measure, if performance is below threshold, the payout percentage will be 0%; if performance is at threshold, the payout percentage will be 50%; if performance is at target, the payout percentage will be 100%; and if performance is at or better than maximum, the payout percentage will be 200%. The actual payout percentage for performance between threshold and maximum will be determined based on linear interpolation between the payout percentages for threshold and target, or target and maximum, as appropriate.
Notwithstanding the foregoing, the final payout will be determined in the discretion of the Committee, including any decision to reduce or forego payment entirely and based on any adjustments to the performance metrics (including after the Date of Grant) to account for individual performance, rules or regulations promulgated by the CPUC or other applicable regulators, or any material events impacting PG&E Corporation or any of its Affiliates. As part of exercising such discretion, the Committee will also take into consideration, without limitation, public, employee, and contractor safety performance.
Notwithstanding the foregoing, the final payout percentage, if any, will be determined as soon as practicable following the date that the Committee determines the extent to which the performance goal has been attained. PG&E Corporation will issue shares as soon as practicable after such determination, but no earlier than the Vesting Date, and not later than 60 days after the Vesting Date.

Dividends
Performance Share Units will accrue Dividend Equivalents in the event that cash dividends are paid with respect to PG&E Corporation common stock having a record date prior to the date on which the Performance Share Units are settled. Such Dividend Equivalents will be converted into cash and paid, if at all, upon settlement of the underlying Performance Share Units.

Voluntary Termination
If you terminate your Service with PG&E Corporation voluntarily before the Vesting Date (other than for Retirement), all of the Performance Share Units will be cancelled as of the date of such termination and any Dividend Equivalents with respect to your Performance Share Units will be forfeited.

Termination for Cause
If your Service with PG&E Corporation is terminated at any time by PG&E Corporation for cause before the Vesting Date, all of the Performance Share Units will be cancelled as of the date of such termination and any Dividend Equivalents with respect to your Performance Share Units will be forfeited. In general, termination for “cause” means termination of Service because of dishonesty, a criminal offense, or violation of a work rule, and will be determined by and in the sole discretion of PG&E Corporation.

Termination other than for Cause
If your Service with PG&E Corporation is terminated by PG&E Corporation other than for cause before the Vesting Date, a portion of your outstanding Performance Share Units will vest proportionally based on the number of months during the Performance Period that you provided continued Service (rounded down) divided by the number of months in the Performance Period (36 months). All other outstanding Performance Share Units will be cancelled, and any associated Dividend Equivalents will be forfeited, unless your termination of Service was in connection with a Change in Control as provided below. Your vested Performance Share Units will be settled, if at all, as soon as practicable after the Vesting Date, and in any event within 60 days of the Vesting Date, based on the same payout percentage applied to active employees. At that time, you also will receive a cash payment, if any, equal to the amount of Dividend Equivalents over the Performance Period with respect to your vested Performance Share Units multiplied by the same payout percentage used to determine the number of shares you are entitled to receive, if any.

Retirement
In the event of your Retirement (x) on or after the date you have both (i) attained 55 years of age and (ii) completed at least five consecutive years of employment with PG&E Corporation, and (y) before the Vesting Date, a portion of your outstanding Performance Share Units will vest proportionally based on the number of months during the Performance Period that you were employed (rounded down) divided by the number of months in the Performance Period (36 months). All other outstanding Performance Share Units will be cancelled, and any associated Dividend Equivalents will be forfeited. Your vested Performance Share Units will be settled, if at all, as soon as practicable after the Vesting Date, and in any event within 60 days of the Vesting Date, based on the same payout percentage applied to active employees. At that time, you also will receive a cash payment, if any, equal to the amount of any Dividend Equivalents accrued over the Performance Period with respect to your vested Performance Share Units multiplied by the same payout percentage used to determine the number of shares you are entitled to receive, if any.
In the event of your Retirement (x) on or after the date you have both (i) attained 60 years of age and (ii) completed at least 10 consecutive years of employment with PG&E Corporation, and (y) before the Vesting Date, all of your outstanding Performance Share Units will vest in full and will be settled, if at all, as soon as practicable after the Vesting Date, and in any event within 60 days of the Vesting Date, based on the same payout percentage applied to active employees. At that time, you also will receive a cash payment, if any, equal to the amount of Dividend Equivalents over the Performance Period with respect to your vested Performance Share Units multiplied by the same payout percentage used to determine the number of shares you are entitled to receive, if any.
Your voluntary termination of employment will be considered a Retirement if you satisfy the requirements in one of the foregoing paragraphs of this section on the date of termination of your employment (other than termination for cause).

Death/Disability
If your Service terminates due to your death or Disability (as defined in Code Section 409A) before the Vesting Date, all of your Performance Share Units will immediately vest in full. Upon termination due to death prior to the Vesting Date, vested Performance Share Units will be settled as soon as practicable, assuming target performance. Upon termination due to Disability prior to the Vesting Date, Performance Share Units will be settled, if at all, as soon as practicable after the Vesting Date, based on the same payout percentage applied to active employees. At the time of settlement, you also will receive a cash payment, if any, equal to the amount of Dividend Equivalents over the Performance Period with respect to your Performance Share Units multiplied by the same payout percentage used to determine the number of shares you are entitled to receive, if any.

Termination Due to Disposition of Subsidiary
If your Service is involuntarily terminated (other than for cause) (1) by reason of a divestiture or change in control of a subsidiary of PG&E Corporation for which you provide services, which divestiture or change in control results in such subsidiary no longer qualifying as a subsidiary corporation under Section 424(f) of the Internal Revenue Code of 1986, as amended, or (2) coincident with the sale of all or substantially all of the assets of a subsidiary of PG&E Corporation for which you provide services, then your outstanding Performance Share Units will vest and be settled in the same manner as for a “Termination other than for Cause” described above.

Change in Control
In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), may, without your consent, either assume or continue PG&E Corporation’s rights and obligations under this Agreement or provide a substantially equivalent award in substitution for the Performance Share Units subject to this Agreement.
If the Acquiror assumes or continues PG&E Corporation’s rights and obligations under this Agreement or substitutes a substantially equivalent award, Performance Share Units will vest in full (not on a pro-rata basis) on the Vesting Date, provided you have remained in continued Service with the Acquiror or an affiliate thereof through such date, and settlement will occur as soon as practicable after the Vesting Date, and in any event within 60 days of the Vesting Date. At that time, you also will receive a cash payment, if any, equal to the amount of Dividend Equivalents with respect to your Performance Share Units over the Performance Period multiplied by the same overall payout percentage used to determine the number of shares you are entitled to receive, if any. Performance for all measures will be deemed to have been achieved at target, resulting in a payout percentage of 100%.
If the Change in Control of PG&E Corporation occurs before the Vesting Date, and if this Award is neither assumed nor continued by the Acquiror or if the Acquiror does not provide a substantially equivalent award in substitution for the Performance Share Units subject to this Agreement, all of your outstanding Performance Share Units will vest in full (and not pro-rata) and become nonforfeitable on the date of the Change in Control. Such vested Performance Share Units will be settled as soon as practicable following the date of the Change in Control. At that time, you also will receive a cash payment, if any, equal to the amount of Dividend Equivalents with respect to your Performance Share Units to the date of the Change in Control multiplied by the same overall payout percentage used to determine the number of shares you are entitled to receive, if any. Performance for all measures will be deemed to have been achieved at target and the payout percentage will be 100%.

Termination In Connection with a Change in Control
If your Service is terminated by PG&E Corporation other than for cause within two years following the Change in Control, all of your outstanding Performance Share Units (to the extent they did not previously vest upon failure of the Acquiror to assume or continue this Award) will vest in full (and not pro-rata) and become nonforfeitable on the date of termination of your Service.
If your Service is terminated by PG&E Corporation other than for cause within three months before a Change in Control occurs, all of your outstanding Performance Share Units will vest in full (and not pro-rata) and become nonforfeitable (including the portion that you would have otherwise forfeited based on the proration of vested Performance Share Units through the date of termination of your Service) as of the date of termination of your Service.
Such vested Performance Share Units will be settled as soon as practicable following your termination, taking into account any acceleration on account of termination or a Change in Control. At that time, you also will receive a cash payment, if any, equal to the amount of Dividend Equivalents with respect to your vested Performance Share Units multiplied by the same overall payout percentage used to determine the number of shares you are entitled to receive, if any. Performance for all measures will be deemed to have been achieved at target and the payout percentage will be 100%.

Delay
PG&E Corporation will delay the issuance of any shares of common stock to the extent it is necessary to comply with Code Section 409A(a)(2)(B)(i) (relating to payments made to certain “key employees” of certain publicly-traded companies); in such event, any shares of common stock to which you would otherwise be entitled during the six-month period following the date of your “separation from service” under Section 409A (or shorter period ending on the date of your death following such separation) will instead be issued on the first business day following the expiration of the applicable delay period.

Withholding Taxes
The number of shares of PG&E Corporation common stock that you are otherwise entitled to receive upon settlement of your Performance Share Units will be reduced by a number of shares having an aggregate Fair Market Value, as determined by PG&E Corporation, equal to the amount of any Federal, state, or local taxes of any kind required by law to be withheld by PG&E Corporation in connection with the Performance Share Units determined using a rate not exceeding the maximum applicable withholding rates, including social security and Medicare taxes due under the Federal Insurance Contributions Act and the California State Disability Insurance tax (“Withholding Taxes”). If the withheld shares were not sufficient to satisfy your Withholding Taxes, you will be required to pay, as soon as practicable, including through additional payroll withholding, any amount of the Withholding Taxes that is not satisfied by the withholding of shares described above.

Leaves of Absence
For purposes of this Agreement, if you are on an approved leave of absence from PG&E Corporation, or a recipient of PG&E Corporation sponsored disability benefits, you will continue to be considered as employed. If you do not return to active employment upon the expiration of your leave of absence or the expiration of your PG&E Corporation sponsored disability benefits, you will be considered to have voluntarily terminated your employment. See above under “Voluntary Termination.”
Notwithstanding the foregoing, if the leave of absence exceeds six months, and a return to service upon expiration of such leave is not guaranteed by statute or contract, then you will be deemed to have had a “separation from service” for purposes of any Performance Share Units that are settled hereunder upon such separation. To the extent an authorized leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of at least six months and such impairment causes you to be unable to perform the duties of your position of employment or any substantially similar position of employment, the six-month period in the prior sentence will be 29 months.
PG&E Corporation reserves the right to determine which leaves of absence will be considered as continuing employment and when your employment terminates for all purposes under this Agreement.

Voting and Other Rights
You will not have voting rights with respect to the Performance Share Units until the date the underlying shares are issued (as evidenced by appropriate entry on the books of PG&E Corporation or its duly authorized transfer agent). No Performance Share Units and no shares of Stock that have not been issued hereunder may be sold, assigned, transferred, pledged, or otherwise encumbered, other than by will or the laws of descent and distribution.

No Retention Rights
This Agreement is not an agreement for continued Service and does not give you the right to be retained by PG&E Corporation. Except as otherwise provided in an applicable employment or service agreement, PG&E Corporation reserves the right to terminate your Service at any time and for any reason.

Recoupment of Awards
Awards are subject to recoupment in accordance with any applicable legal requirement and any recoupment policy adopted by the Corporation from time to time, including provisions of (i) the PG&E Corporation 2012 Officer Severance Policy, as amended to date, (ii) the PG&E Corporation and Pacific Gas and Electric Company Executive Incentive Compensation Recoupment Policy, as amended to date and available on the PG&E@Work intranet site for the LTIP (the policy and location may be changed from time to time by PG&E Corporation), and (iii) the PG&E Corporation and Pacific Gas and Electric Company Dodd-Frank Clawback Policy, effective as of October 2, 2023 and available on the PG&E@Work intranet site for the LTIP (the policy and location may be changed from time to time by PG&E Corporation).

Severability
If all or any part of this Agreement or the LTIP is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the LTIP not declared unlawful or invalid. Any provision of this Agreement, or part of any provision, so declared unlawful or invalid will, if possible, be construed in a manner that gives effect to the provision to the fullest extent possible while remaining lawful and valid.

No Tax, Legal or Investment Advice
Neither PG&E Corporation nor any member of the Participating Company Group is providing any tax, legal or investment advice, or making any recommendation, regarding your participation in the LTIP or your acquisition, holding, or sale of shares of PG&E Corporation common stock. You should consult your own personal tax, legal and financial advisors regarding this Award and any tax consequences, including any Withholding Taxes, arising in connection with this Award.

No Rights to Future Awards
You understand and acknowledge that (1) the LTIP is discretionary; (2) PG&E Corporation may amend, suspend or terminate the LTIP as provided in the LTIP; (3) the grant of this Award does not create any contractual or other right to receive any future Awards or benefits in lieu of Awards; and (4) all determinations with respect to any future Awards, including the timing of grants, the number of Performance Share Units or other Awards granted, and the vesting schedule applicable to any such Awards, will be made in PG&E Corporation’s discretion. The value of this Award is an extraordinary item of compensation outside the scope of your regular compensation and will not be considered part of your normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end-of-service payment, bonus, service award, pension, retirement benefit or similar payment, except as otherwise required by applicable law or any applicable written agreement.

Data Protection
You consent to the collection, use and transfer of personal data as described in this subsection. You understand and acknowledge that the Company and the Company’s Affiliates hold certain personal information regarding you for the purpose of managing and administering the LTIP, including (without limitation) your name, home address, telephone number, date of birth, social insurance or other government identification number, salary, nationality, job title, any shares or directorships held in the Company and/or any Affiliate and details of all Awards or any other entitlements to the Performance Share Units or shares awarded, canceled, settled, vested, unvested or outstanding in your favor (the “Data”). You further understand and acknowledge that the Company and/or its Affiliates will transfer Data among themselves as necessary for the purpose of implementation, administration and management of your participation in the LTIP and that the Company and/or any Affiliate may each further transfer Data to any third party assisting the Company in the implementation, administration and management of the LTIP. You understand and acknowledge that the recipients of Data may be located in the United States or elsewhere, and that the laws of a recipient’s country of operation (e.g., the United States) may not have equivalent privacy protections as local laws where you reside or work. You authorize such recipients to receive, possess, use, retain and transfer Data, in electronic or other form, for the purpose of administering your participation in the LTIP, including a transfer to any broker or other third party with whom you elect to deposit shares acquired under the LTIP of such Data as may be required for the administration of the LTIP and/or the subsequent holding of shares on your behalf. You may, at any time, view the Data, require any necessary modifications of Data, make inquiries about the treatment of Data or withdraw the consents set forth in this subsection by contacting the human resources department in writing.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of California.

Exhibit A
<description of performance goals>